Exhibit 99.2

Q4 and Fiscal Year 2012 Optimer Pharmaceuticals Earnings Conference Call Script

OPERATOR: Ladies and gentlemen, thank you for standing by for Optimer Pharmaceuticals’ conference call. I would like to remind you that this call is being recorded. At this time, I would like to turn the call over to David Walsey, Optimer’s Vice President of Investor Relations and Corporate Communications. Please go ahead.

DAVID WALSEY:

Thank you. Welcome to the Optimer Pharmaceuticals fourth quarter and fiscal year 2012 conference call. With me today from the Company is our Chief Executive Officer and Chairman of the Board of Directors, Hank McKinnell, our Chief Financial Officer, Stephen Webster, and Hemal Shah, our Senior Vice President, Medical Affairs, Healthcare Economics, Quality & Outcomes.

Please note that this conference call will include forward-looking statements regarding future events and the future financial performance of Optimer, the expected impact of Optimer’s recent personnel changes, Optimer’s review of strategic alternatives including a possible sale of the Company, future sales and adoption of DIFICID, including plans and initiatives to facilitate patient access, Optimer’s co-promotion agreement with Cubist Pharmaceuticals, Inc., life-cycle management initiatives and commercial efforts, commercialization of DIFICLIR by Astellas Pharma Europe, Optimer’s plans for additional international commercialization of DIFICID, future financial results and expenses and the expected impact of Optimer’s internal investigation and previously disclosed cooperation with relevant U.S. authorities. Because such statements deal with future events, and are subject to many risks and uncertainties, actual results may differ materially from those projected in the forward-looking statements.

Examples of such risks and uncertainties include risks relating to: Optimer’s ability to continue increase the adoption and use of DIFICID, the implementation and success of DIFICID growth initiatives and entry into new markets, whether or not healthcare professionals will prescribe DIFICID, the extent to which DIFICID receives reimbursement coverage from healthcare payors and government agencies, the extent to which DIFICID will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist and its collaboration agreements with other partners, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID, Optimer’s ability, through its third-party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand, the effects of changes in Optimer’s management, the outcome of Optimer’s review of strategic alternatives including a possible sale of the Company, the potential for lawsuits and enforcement proceedings related to the previously disclosed investigations by U.S. authorities. For a full discussion of these risks and uncertainties, please review Optimer’s annual report on Forms 10-K and subsequent quarterly reports on Form 10-Q as filed with the US Securities and Exchange Commission.

Furthermore, this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, February 28, 2013. Optimer undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call. This conference call is also being webcast, and will be archived on our website for 30 days after today.

Earlier this afternoon, we released financial results for the fourth quarter and fiscal year ended December 31, 2012. If you have not received this news release, or if you would like to be added to the Company’s distribution list, please visit the investor section of our website at www.OptimerPharma.com.

I would now like to turn the call over to Dr. McKinnell, our CEO and Chairman.

HANK MCKINNELL:

Thank you, David.

The Optimer Board of Directors approved several actions this week based on the additional findings from our ongoing internal investigation and the recommendation of our Independent Directors.  We accepted the resignation of our now former CEO and General Counsel.  The Board announced my appointment as Optimer’s Chief Executive Officer (in addition to my current role as Chairman of the Board).  We also announced the appointment of Meredith Schaum as Optimer’s General Counsel and Chief Compliance Officer.

Further, we announced the Board’s decision to commence a process to explore a full range of strategic alternatives. We have engaged J.P. Morgan and Centerview Partners as our financial advisors to help manage this process. Sullivan and Cromwell has been retained as our legal adviser. We cannot predict or speculate on the outcome of this process, or how long it might last. We will not be able to comment on it further until the process is completed.

In discussion with our analysts and investors after the announcement yesterday, we were asked several questions that I would like to try and address. While I will provide some clarification around these questions, I will be unable to provide new information beyond what appears in the press release and SEC filings, including the information contained in the Current Report being filed today on Form 8-K.

As a result of the management changes announced yesterday and processes and procedures in connection therewith, we have determined that the filing of our Form 10-K will be delayed.  In light of this, we wanted to provide a brief overview of the status of our internal investigation:

•                  Almost a year ago, we became aware of an attempted grant in September of 2011 to Dr. Michael Chang of 1.5 million technical shares of Optimer Biotechnology, Inc..

•                  We engaged outside counsel to assist us in an internal review and determined that the grant may have violated certain applicable laws, including the Foreign Corrupt Practices Act.

•                  We self-reported the results of our preliminary findings to the SEC and the DOJ, which included the grant and certain related matters, including a potentially improper $300,000 payment in July 2011 to a research laboratory involving an individual who was also associated with the OBI share grant, and continued our internal investigation.

•                  At that time, we terminated our then-Chief Financial Officer and our then Vice-President, Clinical Development.

•                  We also removed Dr. Michael Chang as the Chairman of our Board, and requested that Dr. Michael Chang resign from the Board, which he has not.

•                  Since that time, we have continued our internal investigation and cooperated with the SEC and the DOJ.

•                  This month, our Independent Directors determined that additional remedial action should be taken in light of prior compliance, record keeping and conflict-of-interest issues surrounding the potentially improper payment to the research lab and certain related matters. Yesterday, we announced that our CEO and our General Counsel had resigned at the request of the Independent Directors.

•                  Over the past year we have revised our compliance policies, strengthened our procedures and implemented training and internal audit procedures to make our compliance and monitoring more comprehensive.

•                  As the SEC and DOJ investigations are continuing, we will not be able provide any additional information at this time.

In addition to requests for additional information about the pending investigations described above, we have also been asked why consider strategic alternatives now?

We continue to support Optimer’s DIFICID strategy, but with new management having just been appointed, now is the time to explore additional strategic alternatives.

A third question frequently asked was whether or not the departures had to do with execution around the commercialization of DIFICID. As we stated in yesterday’s announcement and above, the management changes were appropriate following the Board’s review of prior compliance, record keeping and conflict-of-interest issues observed during the review, including issues arising from the conduct of Optimer personnel who were the subject of the changes in management and leadership announced in April 2012. We recently released fourth quarter and year-end 2012 financial results, and you can see they were generally in line with expectations. Stephen will go through the details shortly.

While there have been challenges in commercializing DIFICID, I think we understand those challenges and we are addressing them with a series of previously-announced strategic initiatives — which I’ll review shortly in my 2012 overview. The Board supports the strategies we have put in place.  We have the team in place to successfully execute these strategies.

I will now turn to a brief overview of the highlights of 2012 and speak of some of the challenges we addressed.  Then Stephen will discuss our unaudited 2012 financial results, after which I will make some brief closing remarks and then we will take your questions.

•                  DIFICID net product sales for 2012 were $62.4 million.  Cumulative net product sales since launch were $83.9 million which, we believe, places DIFICID among the top-performing product launches for a hospital-based antibiotic.

•                  We built a 100-person commercial sales force as well as a medical affairs team and a health economics and outcomes research team

•                  In August, DIFICID became the first and only oral drug to be granted a New Technology Add-on Payment by the Centers for Medicare & Medicaid Services, or CMS.  The CMS special add-on payment is designed to improve reimbursement to hospitals for utilizing breakthrough medical technologies and is only available to new technologies that are inadequately paid for under the existing MS-DRG (Medical Severity-Diagnosis Related Groups) system; and that represent a substantial clinical improvement over existing treatments.

•                  We have put substantial efforts into commercializing fidaxomicin globally.

•                  In June 2012, Optimer Canada launched DIFICID for the treatment of Clostridium difficile infection, or CDI, following regulatory approval by Health Canada.

•                  In the second quarter, our European partner, Astellas Europe, launched DIFICLIR in several European countries.   As of year-end, Astellas Europe had launched DIFICLIR in approximately 10 countries, including the U.K., Spain and France.

•                  In March of 2012, we entered into a collaboration with Astellas Pharma Inc., or Astellas Japan, for the commercialization of fidaxomicin in Japan.

•                  In June of 2012, we entered into a distribution and license agreement with Specialised Therapeutics Australia, or STA, to register and commercialize fidaxomicin in Australia and New Zealand.

•                  Lastly, in the fourth quarter of 2012, we entered into an exclusive agreement with AstraZeneca to commercialize fidaxomicin in Latin America, including Brazil, Central America, Mexico and the Caribbean.

So as you can see, there has been great global interest and activity in the commercialization of fidaxomicin, and we are fortunate to have established collaborations with some of the strongest pharmaceutical companies in each of the regions that we have partnered.  Aggregate contract revenue from partners totaled $39.1 million in 2012.

Despite these successes in 2012, however, we did see a slowing of DIFICID growth in the US in the third quarter which demanded a re-evaluation of our commercial strategy.

During 2012, we recognized certain barriers to patient access and hurdles to product adoption.  In response, we quickly implemented several initiatives in the fourth quarter to help break down those barriers. These programs include:

•                  a hospital contracting initiative, or discount, designed to address cost as a barrier to prescribing DIFICID for hospital inpatients,

•                  DIFICID Rx Assist to facilitate continuity-of-care and reduce prescription abandonment in the retail channel, and

•                  a co-pay assistance program to help reduce the prescription abandonment rate for commercial patients in the retail setting

While it is still too early to fully quantify the impact of these programs, we have seen evidence that these programs are gaining traction:

•                  A 15% increase in US DIFICID shipments in the fourth quarter

•                  A large number of hospital P&T committees are re-reviewing DIFICID’s formulary status

•                  Awareness of our programs is associated with an increased intent to prescribe by physicians

•                  DIFICID Rx Assist™ - while still a small component of overall sales - is growing, helping more patients and reducing prescription abandonment rates

Additionally, our data on the CDI burden and hospital re-admission rates in the inpatient Medicare population have been presented to hundreds of hospitals, alerting them to the challenges CDI presents not only nationally, but in their individual institutions and networks.

Now I’ll turn the call over to Stephen Webster to discuss our 2012 financial results.

STEPHEN WEBSTER

Thank you, Hank.

DIFICID net product sales in the U.S. and Canada were $62.4 million and $16.8 million for the year and fourth quarter 2012, respectively. We recognize product sales of DIFICID upon delivery of product to our wholesalers.  Total revenues for 2012 were $101.5 million, compared to $145 million for 2011.  Total revenues for the fourth quarter 2012 were $19.5 million, compared with $64.6 for the fourth quarter 2011.

We recognized $39.1 million in contract revenue in 2012 under our collaborations with Astellas Pharmaceuticals Europe Ltd., Astellas Pharma, Inc., Specialized Therapeutics Australia, Pty. Ltd. and AstraZeneca. Inventory levels at wholesalers remain within the range of 14 to 28 days of demand.

For 2012, Optimer reported a net loss of $37 million, or $0.78 cents per share, on both a basic and diluted basis, as compared to net income for 2011 of $7.8 million, or $0.17 cents per share, on both a basic and diluted basis.  Net income in the fourth quarter of 2012 — which includes a gain of $31.5 million from the sale of our equity interest in Optimer Biotechnology, Inc. — was $1 million, or $0.02 per share, on a basic and diluted basis, as compared to a net income for the fourth quarter of 2011 of $13.4 million, or $0.29 and $0.28 per share on a basic and diluted basis.  Net income in 2011 was favorably impacted by $122.7 million in contract revenue from collaborators.

Research and development expense for 2012 was $45.2 million, compared to $43.1 million for 2011. Research and development expense for the fourth quarter of 2012 was $11.9 million, compared to $14.0 million for the fourth quarter of 2011.

Selling, general and administrative expense for 2012 was $112 million, compared to $80.6 million for 2011. SG&A expense for the fourth quarter of 2012 was $31.2 million, compared to $30 million for the fourth quarter of 2011. The increase was due to a full year of commercialization efforts on DIFICID, as well as increases in the fourth quarter related to the launching of the strategic initiatives that Hank discussed earlier

Co-promotion expenses with Cubist for 2012 were $23.2 million, compared to $6.6 million in 2011. The increase represented certain bonus and profit-sharing provisions earned by Cubist under our April 2011 DIFICID co-promotion agreement.

As of December 31, 2012, Optimer held cash, cash equivalents and short-term investments of $124 million. This includes proceeds from the sale of our stake in Optimer Biotechnology, Inc. (OBI).

We had 47.8 million shares outstanding on December 31, 2012.

I’ll now turn the call back over to Hank.

HANK MCKINNELL

Thank you, Stephen.

Our new organization accomplished a lot in 2012, but as I used to say in a previous company, “You ain’t seen anything yet.”  Doctors around the world as the same questions:  What’s new?  We are dedicated to answering that question.

•                  In 2012, we initiated a Phase 3b clinical trial evaluating DIFICID for the prophylaxis of Clostridium difficile-associated diarrhea in patients undergoing hematopoietic stem cell transplant, often referred to as bone marrow transplantation.  We believe that that the potential use of DIFICID as a preventative treatment for CDAD has considerable commercial potential.

•                  Under our obligations and commitments to the FDA, we are evaluating DIFICID in a phase 2 pediatric PK trial and plan to initiate a study in patients suffering from multiple recurrences of CDAD later this year.

•                  As part of our life cycle strategy, we also are looking into other areas for continued clinical evaluation of DIFICID, including studies to demonstrate superiority in cure for CDI in key patient sub-populations.

With DIFICID we have a powerful product for a disease representing a major problem in hospitals and a healthcare environment with decreasing tolerance for infections.  The CDC stated in 2012 that while most healthcare-associated infections are declining, CDI remains at historically high levels(1). We believe DIFICID — and the Company — are well positioned within the evolving healthcare landscape.

That concludes my formal remarks. I will now turn the call over to the operator for your questions.

OPERATOR: OPEN THE CALL TO QUESTIONS

CLOSING

HANK MCKINNELL:

Thank you for joining us today and I look forward to updating you throughout the year on our progress.

Good bye.

(1)  Centers for Disease Control, Vital Signs, March 2012